EX-99.4.a
AGREEMENT AND PLAN OF REORGANIZATION
This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement"), made as of this 15th day of December, 2017, by and between Delaware Group Equity Funds V, a statutory trust created under the laws of the State of Delaware, with its principal place of business at 2005 Market Street, Philadelphia, Pennsylvania 19103, on behalf of its series, Delaware Wealth Builder Fund (the "Acquiring Fund"), and Delaware Group Foundation Funds, a statutory trust created under the laws of the State of Delaware, with its principal place of business also at 2005 Market Street, Philadelphia, Pennsylvania 19103, on behalf of its series, Delaware Foundation Growth Allocation Fund (the "Acquired Fund"). Delaware Management Company, a series of Macquarie Investment Management Business Trust, joins this Agreement solely for purposes of Section 10.
PLAN OF REORGANIZATION
The reorganization of the Acquired Fund into the Acquiring Fund (the "Reorganization") will consist of: (i) the acquisition by Delaware Group Equity Funds V, on behalf of the Acquiring Fund, of all of the property, assets and goodwill of the Acquired Fund in exchange solely for shares of beneficial interest, with no par value, of the corresponding class of shares of the Acquiring Fund identified on Exhibit A; (ii) the assumption by Delaware Group Equity Funds V, on behalf of the Acquiring Fund, of the liabilities of the Acquired Fund as set forth below; (iii) the distribution of the Acquiring Fund's shares to the shareholders of the Acquired Fund according to their respective interests in complete liquidation of the Acquired Fund; and (iv) the dissolution of the Acquired Fund as soon as practicable after the closing (as referenced in Section 3 hereof and hereinafter called the "Closing"), all upon and subject to the terms and conditions of this Agreement hereinafter set forth.
AGREEMENT
In order to consummate the Reorganization and in consideration of the premises and of the covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto covenant and agree as follows:
1.	Sale and Transfer of Assets, Liquidation, and Dissolution of the Acquired Fund
(a) Subject to the terms and conditions of this Agreement, and in reliance on the representations and warranties of Delaware Group Equity Funds V herein contained, and in consideration of the delivery by Delaware Group Equity Funds V of the number of its shares of beneficial interest of the Acquiring Fund hereinafter provided, Delaware Group Foundation Funds, on behalf of the Acquired Fund, agrees that it will sell, convey, transfer and deliver to Delaware Group Equity Funds V, on behalf of the Acquiring Fund, at the Closing, all of the then-existing assets of the Acquired Fund (the "Assets").  In consideration thereof, the Acquiring Fund agrees at the Closing (i) that the Acquiring Fund shall assume and pay when due all obligations and liabilities of the Acquired Fund existing on or after the Closing, whether absolute, accrued, contingent or otherwise (but not including fees and expenses in connection with this Agreement to be paid by persons as provided in Section 10 hereof) (collectively, the "Liabilities"); and (ii) that Delaware Group Equity Funds V shall deliver to Delaware Group Foundation Funds, in accordance with paragraph (b) of this Section 1, full and fractional shares of beneficial interest, with no par value per share, of the Acquiring Fund equal in number to the number of full and fractional shares of beneficial interest, with no par value, of the Acquired Fund outstanding at the time of calculation of the Acquired Fund's net asset value ("NAV") as of the close of business (which hereinafter shall be, unless otherwise noted, the regular close of business of the New York Stock Exchange, Inc. ("NYSE")) ("Close of Business") on the valuation date (as defined in Section 3 hereof and hereinafter called the "Valuation Date"), which shall be the date of Closing.  Notwithstanding the foregoing, the Acquired Fund shall use its commercially reasonable best efforts to identify and discharge, prior to the Closing Date (as defined below), all of its unpaid Liabilities, including Liabilities relating it operations prior to the Closing Date, from its cash, bank deposits, and cash equivalent securities.
(b) Subject to the terms and conditions of this Agreement, and in reliance on the representations and warranties of Delaware Group Foundation Funds on behalf of the Acquired Fund herein contained, and in consideration of such sale, conveyance, transfer, and delivery, Delaware Group Equity Funds V agrees at the Closing to deliver to Delaware Group Foundation Funds, on behalf of the Acquired Fund, the number of Acquiring Fund shares determined by dividing the net asset value per share of the Acquired Fund shares as of the Close of Business on the Valuation Date by the net asset value per share of the Acquiring Fund shares as of Close of Business on the Valuation Date, and multiplying the result by the number of outstanding Acquired Fund shares as of Close of Business on the Valuation Date.  All such values shall be determined in the manner and as of the time set forth in Section 2 hereof.
(c) As soon as practicable following the Closing, Delaware Group Foundation Funds shall dissolve the Acquired Fund and distribute pro rata to the Acquired Fund's shareholders of record as of the Close of Business on the Valuation Date, the shares of beneficial interest of the Acquiring Fund received by the Acquired Fund pursuant to this Section 1.  Such dissolution and distribution shall be accomplished by the establishment of accounts on the share records of the Acquiring Fund in the amounts due such shareholders pursuant to this Section 1 based on their respective holdings of shares of the Acquired Fund as of the Close of Business on the Valuation Date.  Fractional shares of beneficial interest of the Acquiring Fund shall be carried to the third decimal place.  No certificates representing shares of beneficial interest of the Acquiring Fund will be issued to shareholders of the Acquired Fund shares irrespective of whether such shareholders hold their shares in certificated form.
(d) At the Closing, each outstanding certificate that, prior to Closing, represented shares of beneficial interest of the Acquired Fund, shall be cancelled and shall no longer evidence ownership thereof.
(e) At the Closing, each shareholder of record of the Acquired Fund as of the record date (the "Distribution Record Date") with respect to any unpaid dividends and other distributions that were declared prior to the Closing, including any dividend or distribution declared pursuant to Section 9(e) hereof, shall have the right to receive such unpaid dividends and distributions with respect to the shares of the Acquired Fund that such person had on such Distribution Record Date.
2.	Valuation
(a) The value of the Acquired Fund's Net Assets to be acquired by the Acquiring Fund hereunder shall be computed as of Close of Business on the Valuation Date using the valuation procedures set forth in the Acquired Fund's currently effective prospectus and statement of additional information.
(b) The net asset value of the Acquiring Fund shares shall be determined to the nearest full cent as of the Close of Business on the Valuation Date using the valuation procedures set forth in the Acquiring Fund's currently effective prospectus and statement of additional information.
(c) The net asset value of the Acquired Fund shares shall be determined to the nearest full cent as of the Close of Business on the Valuation Date, using the valuation procedures as set forth in the Acquired Fund's currently effective prospectus and statement of additional information.
3. Closing and Valuation Date
The Reorganization shall close on Dec. 15, 2017 or such other date as the parties may agree (the "Closing Date").  All acts taking place at the Closing shall be deemed to take place simultaneously as of the close of business on the Closing Date unless otherwise agreed to by the parties (the "Closing Time").

The Closing shall take place at the principal office of Delaware Group Equity Funds V, 2005 Market Street, Philadelphia, Pennsylvania 19103.  Notwithstanding anything herein to the contrary, in the event that on the Valuation Date (a) the NYSE shall be closed to trading or trading thereon shall be restricted or (b) trading or the reporting of trading on such exchange or elsewhere shall be disrupted so that, in the judgment of Delaware Group Equity Funds V or Delaware Group Foundation Funds, accurate appraisal of the value of the net assets of the Acquired Fund or Acquiring Fund is impracticable, the Valuation Date shall be postponed until the first business day after the day when trading shall have been fully resumed without restriction or disruption, reporting shall have been restored and accurate appraisal of the value of the net assets of the Acquired Fund and Acquiring Fund is practicable in the judgment of Delaware Group Equity Funds V and Delaware Group Foundation Funds.  Delaware Group Foundation Funds shall have provided for delivery as of the Closing of those Net Assets of the Acquired Fund to be transferred to Delaware Group Equity Funds V's Custodian, The Bank of New York Mellon, One Wall Street, New York, New York 10286.  Also, Delaware Group Foundation Funds shall deliver at the Closing a list (which may be in electronic form) of names and addresses of the shareholders of record of its Acquired Fund shares, and the number of full and fractional shares of beneficial interest owned by each such shareholder, indicating thereon which such shares are represented by outstanding certificates and which by book-entry accounts, all as of the Close of Business on the Valuation Date, certified by its transfer agent, or by its President or Vice-President to the best of their knowledge and belief.  Delaware Group Equity Funds V shall provide evidence satisfactory to Delaware Group Foundation Funds in such manner as Delaware Group Foundation Funds may reasonably request that such shares of beneficial interest of the Acquiring Fund have been registered in an open account on the books of the Acquiring Fund.
4.	Representations and Warranties by Delaware Group Foundation Funds
Delaware Group Foundation Funds represents and warrants to Delaware Group Equity Funds V that:
(a) Delaware Group Foundation Funds was organized as a Delaware statutory trust on October 24, 1997, and is validly existing and in good standing under the laws of the State of Delaware.  Delaware Group Foundation Funds, of which the Acquired Fund is a separate series, is duly registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, management investment company.  Such registration is in full force and effect as of the date hereof and will be in full force and effect as of the Closing.
(b) Delaware Group Foundation Funds is authorized to issue an unlimited number of shares of beneficial interest of the Acquired Fund, with no par value.  Each outstanding share of the Acquired Fund is validly issued, fully paid, and non-assessable and has full voting rights.
(c) The financial statements appearing in the Acquired Fund's Annual Report to Shareholders for the fiscal year ended March 31, 2017, audited by PricewaterhouseCoopers LLP, copies of which have been delivered to Delaware Group Equity Funds V, and any unaudited financial statements since that date, copies of which may be furnished to Delaware Group Equity Funds V, fairly present the financial position of the Acquired Fund as of the date indicated, and the results of its operations for the period indicated, in conformity with generally accepted accounting principles applied on a consistent basis.
(d) The books and records of the Acquired Fund, including FIN 48 work papers (as defined below) and supporting statements, made available to Delaware Group Equity Funds V and/or its counsel are true and correct in all material respects and contain no material omissions with respect to the business and operations of the Acquired Fund.
(e) The statement of assets and liabilities to be furnished by Delaware Group Foundation Funds as of the Close of Business on the Valuation Date for the purpose of determining the number of shares of beneficial interest of the Acquiring Fund to be issued pursuant to Section 1 hereof will accurately reflect the Net Assets of the Acquired Fund and outstanding shares of beneficial interest, as of such date, in conformity with generally accepted accounting principles applied on a consistent basis.
(f) At the Closing, Delaware Group Foundation Funds, on behalf of the Acquired Fund, will have good and marketable title to all of the securities and other assets shown on the statement of assets and liabilities referred to in subsection (e) above, free and clear of all liens or encumbrances of any nature whatsoever except such restrictions as might arise under the 1933 Act with respect to privately placed or otherwise restricted securities that it may have acquired in the ordinary course of business and such imperfections of title or encumbrances as do not materially detract from the value or use of the assets subject thereto, or materially affect title thereto.
(g) Delaware Group Foundation Funds has the necessary trust power and trust authority to conduct its business and the business of the Acquired Fund as such businesses are now being conducted.
(h) Delaware Group Foundation Funds is not a party to or obligated under any provision of its Agreement and Declaration of Trust, Amended and Restated By-Laws, or any material contract or any other material commitment or obligation, and is not subject to any order or decree that would be violated by its execution of or performance under this Agreement.
(i) Delaware Group Foundation Funds has full trust power and trust authority to enter into and perform its obligations under this Agreement, subject to approval of this Agreement by the Acquired Fund's shareholders.  Except as provided in the immediately preceding sentence, the execution, delivery, and performance of this Agreement have been validly authorized, and this Agreement constitutes its legal, valid, and binding obligation enforceable against it in accordance with its terms, subject as to enforcement to the effect of bankruptcy, insolvency, reorganization, arrangement among creditors, moratorium, fraudulent transfer or conveyance, and other similar laws of general applicability relating to or affecting creditor's rights and to general equity principles.
(j) Neither Delaware Group Foundation Funds nor the Acquired Fund is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code").
(k) Delaware Group Foundation Funds does not have any unamortized or unpaid organizational fees or expenses.  There is no inter-corporate indebtedness existing between the Acquired Fund and Acquiring Fund that was issued, acquired, or will be settled at a discount.
(l) Delaware Group Foundation Funds has elected to treat the Acquired Fund as a regulated investment company ("RIC") for federal income tax purposes under Part I of Subchapter M of the Code and the Acquired Fund is a "fund" as defined in Section 851(g)(2) of the Code.  The Acquired Fund has qualified as a RIC for each taxable year since inception that has ended prior to the Closing Date and will have satisfied the requirements of Part I of Subchapter M of the Code to maintain such qualification for the period beginning on the first day of its current taxable year and ending on the Closing Date, and consummation of the transactions contemplated by the Agreement will not cause it to fail to be qualified as a RIC as of the Closing.  The Acquired Fund has no earnings and profits accumulated in any taxable year to which the provisions of Subchapter M of the Code (or the corresponding provisions of prior law) did not apply.
(m) On the Closing Date, all material Returns (as defined below) of the Acquired Fund required by law to have been filed by such date (including any extensions) shall have been filed and are or will be true, correct and complete in all material respects, and all Taxes (as defined below) shown as due or claimed to be due by any government entity shall have been paid or provision has been made for the payment thereof.  To the Acquired Fund's knowledge, no such Return is currently under audit by any

Federal, state, local or foreign Tax authority; no assessment has been asserted with respect to such Returns; there are no levies, liens or other encumbrances on the Acquired Fund or its assets resulting from the non-payment of any Taxes; no waivers of the time to assess any such Taxes are outstanding nor are any written requests for such waivers pending; and adequate provision has been made in the Acquired Fund financial statements for all Taxes in respect of all periods ended on or before the date of such financial statements.  As used in this Agreement, "Tax" or "Taxes" means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.  "Return" means reports, returns, information returns, elections, agreements, declarations, or other documents of any nature or kind (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).
5. Representations and Warranties by Delaware Group Equity Funds V
Delaware Group Equity Funds V represents and warrants to Delaware Group Foundation Funds that:
(a) Delaware Group Equity Funds V was originally organized as a Maryland corporation on January 16, 1987 and was subsequently reorganized as a Delaware statutory trust on November 24, 1999, and is validly existing and in good standing under the laws of the State of Delaware.  Delaware Group Equity Funds V is duly registered under the 1940 Act as an open-end, management investment company. Such registration is in full force and effect as of the date hereof and will be in full force and effect as of the Closing.
(b) Delaware Group Equity Funds V is authorized to issue an unlimited number of shares of beneficial interest, without par value, of the Acquiring Fund.  Each outstanding share of the Acquiring Fund is fully paid and non-assessable and has full voting rights.  The shares of beneficial interest of the Acquiring Fund to be issued pursuant to Section 1 hereof will, upon their issuance, be validly issued, fully paid, and non-assessable and have full voting rights.
(c) The financial statements appearing in the Acquiring Fund's Annual Report to Shareholders for the fiscal year ended November 30, 2016, audited by PricewaterhouseCoopers LLP, copies of which have been delivered to Delaware Group Foundation Funds, and any unaudited financial statements since that date, copies of which may be furnished to Delaware Group Foundation Funds, fairly present the financial position of the Acquiring Fund as of the date indicated, and the results of its operations for the period indicated, in conformity with generally accepted accounting principles applied on a consistent basis.
(d) At the Closing, shares of beneficial interest of the Acquiring Fund to be issued pursuant to this Agreement will be eligible for offering to the public in those states of the United States and jurisdictions in which shares of the Acquired Fund are presently eligible for offering to the public, and there are an unlimited number of shares registered under the 1933 Act such that there is a sufficient number of such shares to permit the transfers contemplated by this Agreement to be consummated.
(e) Delaware Group Equity Funds V has the necessary trust power and trust authority to conduct its business and the business of the Acquiring Fund as such businesses are now being conducted.
(f) Delaware Group Equity Funds V is not a party to or obligated under any provision of its Agreement and Declaration of Trust, Amended and Restated By-Laws, or any material contract or any other material commitment or obligation, and is not subject to any order or decree that would be violated by its execution of or performance under this Agreement.

(g) Delaware Group Equity Funds V has full trust power and trust authority to enter into and perform its obligations under this Agreement.  The execution, delivery, and performance of this Agreement have been validly authorized, and this Agreement constitutes its legal, valid, and binding obligation enforceable against it in accordance with its terms, subject, as to enforcement, to the effect of bankruptcy, insolvency reorganization, arrangements among creditors, moratorium, fraudulent transfer or conveyance, and other similar laws of general applicability relating to or affecting creditors rights and to general equity principles.
(h) Neither Delaware Group Equity Funds V nor the Acquiring Fund is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.
(i) The books and records of the Acquiring Fund made available to Delaware Group Foundation Funds and/or its counsel are true and correct in all material respects and contain no material omissions with respect to the business and operations of the Acquiring Fund.
(j) Delaware Group Equity Funds V has elected to treat the Acquiring Fund as a RIC for federal income tax purposes under Part I of Subchapter M of the Code and the Acquiring Fund is a "fund" as defined in Section 851(g)(2) of the Code.  The Acquiring Fund has qualified as a RIC for each taxable year since inception that has ended prior to the Closing Date and intends to continue to qualify as a RIC after the Closing Date.  Consummation of the transactions contemplated by the Agreement will not cause the Acquiring Fund to fail to be qualified as a RIC as of the Closing Date.  The Acquiring Fund has no earnings and profits accumulated in any taxable year to which the provisions of Subchapter M of the Code (or the corresponding provisions of prior law) did not apply.
(k) On the Closing Date, all material Returns of the Acquiring Fund required by law to have been filed by such date (including any extensions) shall have been filed and are or will be true, correct and complete in all material respects, and all Taxes shown as due or claimed to be due by any government entity shall have been paid or provision has been made for the payment thereof.  To Delaware Group Equity Funds V's knowledge, no such Return is currently under audit by any federal, state, local or foreign Tax authority; no assessment has been asserted with respect to such Returns; there are no levies, liens or other encumbrances on the Acquiring Fund or its assets resulting from the non-payment of any Taxes; no waivers of the time to assess any such Taxes are outstanding nor are any written requests for such waivers pending; and adequate provision has been made in the Acquiring Fund's financial statements for all Taxes in respect of all periods ended on or before the date of such financial statements.
(l) The Delaware Group Equity Funds V does not have any unamortized or unpaid organizational fees or expenses.  There is no inter-corporate indebtedness existing between the Acquired Fund and Acquiring Fund that was issued, acquired, or will be settled at a discount.
6.	Representations and Warranties by Delaware Group Foundation Funds and Delaware Group Equity Funds V
Delaware Group Foundation Funds and Delaware Group Equity Funds V each represents and warrants to the other that:
(a) Except as discussed in its currently effective prospectus, there are no legal, administrative, or other proceedings or investigations against it, or, to its knowledge, threatened against it, that would materially affect its financial condition or its ability to consummate the transactions contemplated by this Agreement.  It is not charged with or, to its knowledge, threatened with, any violation or investigation of any possible violation of any provisions of any federal, state, or local law or regulation or administrative ruling relating to any aspect of its business.

(b) There are no known actual or proposed deficiency assessments with respect to any taxes payable by it.
(c) All information provided to Delaware Group Foundation Funds by Delaware Group Equity Funds V, and by Delaware Group Foundation Funds to Delaware Group Equity Funds V, for inclusion in, or transmittal with, the Information Statement/Prospectus with respect to this Agreement pursuant to which approval of the Acquired Fund's shareholders will be sought, shall not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(d) No consent, approval, authorization, or order of any court or governmental authority, or of any other person or entity, is required for the consummation of the transactions contemplated by this Agreement, except as may be required by the 1933 Act, the Securities Exchange Act of 1934, as amended (the "1934 Act"), the 1940 Act, or state securities laws or Delaware statutory trust laws (including, in the case of each of the foregoing, the rules and regulations thereunder).
7.	Covenants of Delaware Group Foundation Funds
(a) Delaware Group Foundation Funds covenants to operate the business of the Acquired Fund as presently conducted between the date hereof and the Closing.
(b) Delaware Group Foundation Funds undertakes that the Acquired Fund will not acquire the shares of beneficial interest of the Acquiring Fund for the purpose of making distributions thereof other than to the Acquired Fund's shareholders.
(c) Delaware Group Foundation Funds covenants that by the Closing, all of the Acquired Fund's federal and other Tax Returns required by law to be filed on or before such date shall have been filed and all federal and other Taxes shown as due on said Returns either shall have been paid or adequate liability reserves shall have been provided for the payment of such Taxes.
(d) Delaware Group Foundation Funds will at the Closing provide Delaware Group Equity Funds V with:
(1) A statement of the respective tax basis and holding period of all investments to be transferred by the Acquired Fund to the Acquiring Fund.
(2) A copy (which may be in electronic form) of the shareholder ledger accounts including, without limitation, the name, address, and taxpayer identification number of each shareholder of record, the number of shares of beneficial interest held by each shareholder, the dividend reinvestment elections applicable to each shareholder, and the backup withholding and nonresident alien withholding certifications, notices, or records on file with the Acquired Fund with respect to each shareholder, and such information as the Delaware Group Equity Funds V on behalf of the Acquiring Fund may reasonably request concerning Acquired Fund shares or Acquired Fund shareholders in connection with the Acquired Fund's cost basis reporting and related obligations under Sections 1012, 6045, 6045A, and 6045B of the Code and related regulations issued by the United States Treasury  following the Closing for all of the shareholders of record of the Acquired Fund as of the Close of Business on the Valuation Date, who are to become holders of the Acquiring Fund as a result of the transfer of assets that is the subject of this Agreement.
(3) If requested by the Acquiring Fund, all work papers and supporting statements related to ASC 740-10-25 (formerly, "Accounting for Uncertainty in Income

Taxes," FASB Interpretation No. 48, July 13, 2006) pertaining to the Acquired Fund (the "FIN 48 Workpapers"), and
(4) The tax books and records of the Acquired Fund for purposes of preparing any Returns required by law to be filed for tax periods ending after the Closing Date.
(e) The Board of Trustees of Delaware Group Equity Funds V shall cause to be prepared, filed with the U.S. Securities and Exchange Commission (the "Commission"), and mailed to each shareholder of record of the Acquired Fund, an Information Statement/Prospectus on Form N-14 under the 1933 Act (the "Information Statement") that complies in all material respects with the applicable provisions of the 1940 Act and the 1934 Act, and the respective rules and regulations thereunder.
(f) Delaware Group Foundation Funds shall supply to Delaware Group Equity Funds V at the Closing, the statement of the assets and liabilities described in Section 4(e) of this Agreement in conformity with the requirements described in such Section.
(g) As promptly as practicable, but in any case within sixty days after the Closing Date, the Acquired Fund shall furnish the Acquiring Fund, in such form as is reasonably satisfactory to the Acquiring Fund, a statement of the earnings and profits of the Acquired Fund for federal income tax purposes that will be carried over by the Acquiring Fund as a result of Section 381 of the Code.
(h) As soon as is reasonably practicable after the Closing, the Acquired Fund will make one or more liquidating distributions to its shareholders consisting of the applicable class of shares of the Acquiring Fund received at the Closing, as set forth in Section 1 hereof.
(i) Delaware Group Foundation Funds, on behalf of the Acquired Fund, will declare and pay or cause to be paid a dividend or dividends prior to the Closing Date that, together with all previous dividends, shall have the effect of distributing to its shareholders (i) all of the Acquired Fund's investment company taxable income for the taxable year ended prior to the Closing Date and substantially all of such investment company taxable income for the final taxable year ending with its complete liquidation (in each case determined without regard to any deductions for dividends paid); and (ii) all of the Acquired Fund's net capital gain recognized in its taxable year ended prior to the Closing Date and substantially all of any such net capital gain recognized in such final taxable year (in each case after reduction for any capital loss carryover).
8. Covenants of Delaware Group Equity Funds V
(a) Delaware Group Equity Funds V covenants that the shares of beneficial interest of the Acquiring Fund to be issued and delivered to the Acquired Fund pursuant to the terms of Section 1 hereof shall have been duly authorized as of the Closing and, when so issued and delivered, shall be registered under the 1933 Act, validly issued, and fully paid and non-assessable, and no shareholder of the Acquiring Fund shall have any statutory or contractual preemptive right of subscription or purchase in respect thereof, other than any rights created pursuant to this Agreement.
(b) Delaware Group Equity Funds V covenants to operate the business of the Acquiring Fund as presently conducted between the date hereof and the Closing.
(c) Delaware Group Equity Funds V shall have filed with the Commission the Information Statement, relating to the shares of beneficial interest of the Acquiring Fund issuable hereunder, and shall have used its best efforts to provide that such Registration Statement becomes effective as promptly as practicable.  At the time such Information Statement becomes effective, it (i) complied in all material respects with the applicable provisions of the 1933 Act, the 1934 Act, and the 1940 Act, and the rules and regulations promulgated thereunder; and (ii) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  At the time the Information Statement becomes effective and at the Closing, the prospectus and statement of additional information included in the Information Statement will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(d) Delaware Group Equity Funds V covenants that by the Closing Date, the federal and other Tax Returns required by law to be filed by it and the Acquiring Funds, if any, on or before such date shall have been filed and all federal and other Taxes shown as due on said Returns shall have either been paid or adequate liability reserves shall have been provided for the payment of such Taxes.
9.	Conditions Precedent to be Fulfilled by Delaware Group Foundation Funds and Delaware Group Equity Funds V
The obligations of Delaware Group Foundation Funds and Delaware Group Equity Funds V to effectuate this Agreement and the Reorganization hereunder shall be subject to the following respective conditions:
(a) That (1) all the representations and warranties of the other party contained herein shall be true and correct in all material respects as of the Closing with the same effect as though made as of and at such date; (2) the other party shall have performed all obligations required by this Agreement to be performed by it at or prior to the Closing; and (3) the other party shall have delivered to such party a certificate signed by the President or Vice-President and by the Secretary or equivalent officer to the foregoing effect.
(b) That the other party shall have delivered to such party a copy of the resolutions approving this Agreement adopted by the Board of Trustees on behalf of the other party, certified by the Secretary or equivalent officer.
(c) That the Commission shall not have issued an unfavorable advisory report under Section 25(b) of the 1940 Act, nor instituted nor threatened to institute any proceeding seeking to enjoin the consummation of the reorganization contemplated hereby under Section 25(c) of the 1940 Act, and no other legal, administrative, or other proceeding shall be instituted or threatened that would materially and adversely affect the financial condition of either party or would prohibit the transactions contemplated hereby.
(d) Delaware Group Foundation Funds, on behalf of the Acquired Fund, shall have declared and paid or cause to have been paid a dividend or dividends prior to the Closing Date that, together with all previous dividends, shall have the effect of distributing to its shareholders (i) all of the Acquired Fund's investment company taxable income for the taxable year ended prior to the Closing Date and substantially all of such investment company taxable income for the final taxable year ending with its complete liquidation (in each case determined without regard to any deductions for dividends paid); and (ii) all of the Acquired Fund's net capital gain recognized in its taxable year ended prior to the Closing Date and substantially all of any such net capital gain recognized in such final taxable year (in each case after reduction for any capital loss carryover).
(e) That all required consents of other parties and all other consents, orders, and permits of federal, state, and local authorities (including those of the Commission and of state Blue Sky securities authorities, including any necessary "no-action" positions or exemptive orders from such federal and state authorities) to permit consummation of the transaction contemplated hereby shall have been obtained, except where failure to obtain any such consent, order, or permit would not involve risk of material adverse effect on the assets and properties of the Acquired Fund or Acquiring Fund.

(f) That prior to or at the Closing, Delaware Group Foundation Funds and Delaware Group Equity Funds V shall receive an opinion from Stradley Ronon Stevens & Young, LLP ("SRSY") to the effect that, provided the acquisition contemplated hereby is carried out in accordance with the applicable laws of the State of Delaware, this Agreement, and in accordance with customary representations provided by Delaware Group Foundation Funds and Delaware Group Equity Funds V with regard to matters of fact in certificates delivered to SRSY:
(1) The acquisition by the Acquiring Fund of all of the assets of the Acquired Fund, as provided for in the Agreement, in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund, as provided for in the Agreement, followed by the distribution by the Acquired Fund to its shareholders of the Acquiring Fund Shares in complete liquidation of the Acquired Fund, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Acquired Fund and the Acquiring Fund each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code.
(2) No gain or loss will be recognized by the Acquired Fund upon the transfer of all of its assets to, and assumption of its liabilities by the Acquiring Fund (as provided for in the Agreement) in exchange solely for Acquiring Fund Shares pursuant to Section 361(a) and Section 357(a) of the Code.
(3) No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all of the assets of the Acquired Fund in exchange solely for the assumption of the liabilities of the Acquired Fund (as provided for in the Agreement) and issuance of the Acquiring Fund Shares pursuant to Section 1032(a) of the Code.
(4) No gain or loss will be recognized by the Acquired Fund upon the distribution of the Acquiring Fund Shares by the Acquired Fund to its shareholders in complete liquidation (in pursuance of the Agreement) pursuant to Section 361(c)(1) of the Code.
(5) The tax basis of the assets of the Acquired Fund received by the Acquiring Fund will be the same as the tax basis of such assets in the hands of the Acquired Fund immediately prior to the transfer pursuant to Section 362(b) of the Code.
(6) The holding periods of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the periods during which such assets were held by the Acquired Fund pursuant to Section 1223(2) of the Code.
(7) No gain or loss will be recognized by the shareholders of the Acquired Fund upon the exchange of all of their Acquired Fund Shares for the Acquiring Fund Shares pursuant to Section 354(a) of the Code.
(8) The aggregate tax basis of the Acquiring Fund Shares to be received by each shareholder of the Acquired Fund will be the same as the aggregate tax basis of the Acquired Fund Shares exchanged therefor pursuant to Section 358(a)(1) of the Code.
(9) The holding period of the Acquiring Fund Shares received by a shareholder of the Acquired Fund will include the holding period of the Acquired Fund Shares exchanged therefor, provided that the shareholder held the Acquired Fund Shares as a capital asset on the date of the exchange pursuant to Section 1223(1) of the Code.

(10) For purposes of Section 381 of the Code, the Acquiring Fund will succeed to and take into account, as of the date of the transfer as defined in Section 1.381(b)-1(b) of the income tax regulations issued by the United States Department of the Treasury (the "Income Tax Regulations"), the items of the Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code, and the Income Tax Regulations.
No opinion will be expressed as to the effect of the Reorganization on: (i) the Acquired Fund or the Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting; and (ii) any Acquired Fund shareholder that is required to recognize unrealized gains and losses for federal income tax purposes under a mark-to-market system of accounting.
(g) That Delaware Group Equity Funds V shall have received an opinion in form and substance reasonably satisfactory to it from SRSY, counsel to Delaware Group Foundation Funds, to the effect that, subject in all respects to the effects of bankruptcy, insolvency, arrangement among creditors, moratorium, fraudulent transfer or conveyance, and other similar laws of general applicability relating to or affecting creditor's rights and to general equity principles:
(1) Delaware Group Foundation Funds was organized as a Delaware statutory trust on October 24, 1997, and is validly existing and in good standing under the laws of the State of Delaware;
(2) Delaware Group Foundation Funds is authorized to issue an unlimited number of shares of beneficial interest, without par value, of the Acquired Fund;
(3) Delaware Group Foundation Funds is an open-end, investment company of the management type registered as such under the 1940 Act;
(4) Except as disclosed in the Acquired Fund's currently effective prospectus, such counsel does not know of any material suit, action, or legal or administrative proceeding pending or threatened against Delaware Group Foundation Funds, the unfavorable outcome of which would materially and adversely affect Delaware Group Foundation Funds or the Acquired Fund;
(5) To such counsel's knowledge, no consent, approval, authorization, or order of any court, governmental authority, or agency is required for the consummation by Delaware Group Foundation Funds of the transactions contemplated by this Agreement, except such as have been obtained under the 1933 Act, the 1934 Act, the 1940 Act, and Delaware laws (including, in the case of each of the foregoing, the rules and regulations thereunder) and such as may be required under state securities laws;
(6) Neither the execution, delivery, nor performance of this Agreement by Delaware Group Foundation Funds violates any provision of its Agreement and Declaration of Trust, its Amended and Restated By-Laws, or the provisions of any agreement or other instrument, known to such counsel to which Delaware Group Foundation Funds is a party or by which Delaware Group Foundation Funds is otherwise bound; and
(7) This Agreement has been validly authorized and executed by Delaware Group Foundation Funds and represents the legal, valid, and binding obligation of Delaware Group Foundation Funds and is enforceable against Delaware Group Foundation Funds in accordance with its terms.

In giving the opinions set forth above, SRSY may state that it is relying on certificates of the officers of Delaware Group Foundation Funds with regard to matters of fact and certain certifications and written statements of governmental officials with respect to the good standing of Delaware Group Foundation Funds.
(h) That Delaware Group Foundation Funds shall have received an opinion in form and substance reasonably satisfactory to it from SRSY, counsel to Delaware Group Equity Funds V, to the effect that, subject in all respects to the effects of bankruptcy, insolvency, arrangement among creditors, moratorium, fraudulent transfer or conveyance, and other similar laws of general applicability relating to or affecting creditor's rights and to general equity principles:
(1) Delaware Group Equity Funds V was originally organized as a Maryland corporation on August 10, 1993 and was subsequently reorganized as a Delaware statutory trust on November 23, 1999, and is validly existing and in good standing under the laws of the State of Delaware;
(2) Delaware Group Equity Funds V is authorized to issue an unlimited number of shares of beneficial interest, without par value, of the Acquiring Fund;
(3) Delaware Group Equity Funds V is an open-end investment company of the management type registered as such under the 1940 Act;
(4) Except as disclosed in the Acquiring Fund's currently effective prospectus, such counsel does not know of any material suit, action, or legal or administrative proceeding pending or threatened against Delaware Group Equity Funds V, the unfavorable outcome of which would materially and adversely affect Delaware Group Equity Funds V or the Acquiring Fund;
(5) The shares of beneficial interest of the Acquiring Fund to be issued pursuant to the terms of Section 1 hereof have been duly authorized and, when issued and delivered as provided in this Agreement, will have been validly issued and fully paid and will be non-assessable by Delaware Group Equity Funds V or the Acquiring Fund, and to such counsel's knowledge, no shareholder has any preemptive right to subscription or purchase in respect thereof other than any rights that may be deemed to have been granted pursuant to this Agreement;
(6) To such counsel's knowledge, no consent, approval, authorization, or order of any court, governmental authority, or agency is required for the consummation by Delaware Group Equity Funds V of the transactions contemplated by this Agreement, except such as have been obtained under the 1933 Act, the 1934 Act, the 1940 Act, and Delaware laws (including, in the case of each of the foregoing, the rules and regulations thereunder) and such as may be required under state securities laws;
(7) Neither the execution, delivery, nor performance of this Agreement by Delaware Group Equity Funds V violates any provision of its Agreement and Declaration of Trust, its Amended and Restated By-Laws, or the provisions of any agreement or other instrument, known to such counsel to which Delaware Group Equity Funds V is a party or by which Delaware Group Equity Funds V is otherwise bound; and
(8) This Agreement has been validly authorized and executed by Delaware Group Equity Funds V and represents the legal, valid, and binding obligation of Delaware Group Equity Funds V and is enforceable against Delaware Group Equity Funds V in accordance with its terms.

In giving the opinions set forth above, SRSY may state that it is relying on certificates of the officers of Delaware Group Equity Funds V with regard to matters of fact and certain certifications and written statements of governmental officials with respect to the good standing of Delaware Group Equity Funds V.
(i) That Delaware Group Equity Funds V's Information Statement with respect to the shares of beneficial interest of the Acquiring Fund to be delivered to the Acquired Fund's shareholders in accordance with Section 1 hereof shall have become effective, and no stop order suspending the effectiveness of the Information Statement or any amendment or supplement thereto, shall have been issued prior to the Closing or shall be in effect at the Closing, and no proceedings for the issuance of such an order shall be pending or threatened on that date.
(j) That the shares of beneficial interest of the Acquiring Fund to be delivered in accordance with Section 1 hereof shall be eligible for sale by Delaware Group Equity Funds V with each state commission or agency with which such eligibility is required in order to permit the shares lawfully to be delivered to each Acquired Fund shareholder.
(k) The Delaware Group Foundation Funds shall have delivered to the Delaware Group Foundation Funds (i) a statement of the Acquired Fund's assets, together with a list of portfolio securities of the Acquired Fund showing the adjusted tax basis of such securities by lot and the holding periods of such securities, as of the Closing Date, (ii) the Acquired Fund Shareholder Documentation, (iii) the FIN 48 Workpapers, (iv) any Tax books and records as described in Section 6(d)(iii), and (v) a statement of earnings and profits as provided in Section 7(g).
10. Fees and Expenses
The expenses of entering into and carrying out the provisions of this Agreement, whether or not consummated, shall be borne equally by the Acquiring Fund, the Acquired Fund, and Delaware Management Company, a series of Macquarie Investment Management Business Trust.
11.	Termination; Waiver; Order
(a) Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Reorganization abandoned at any time (whether before or after adoption thereof by the shareholders of the Acquired Fund) prior to the Closing as follows:
(1) by mutual consent of Delaware Group Foundation Funds and Delaware Group Equity Funds V;
(2) by Delaware Group Equity Funds V if any condition precedent to its obligations set forth in Section 9 has not been fulfilled by Delaware Group Foundation Funds or waived by Delaware Group Equity Funds V; or
(3) by Delaware Group Foundation Funds if any condition precedent to its obligations set forth in Section 9 has not been fulfilled by Delaware Group Equity Funds V or waived by Delaware Group Foundation Funds.
(b) If the transactions contemplated by this Agreement have not been consummated by      Dec. 15, 2018, this Agreement shall automatically terminate on that date, unless a later date is agreed to by both Delaware Group Foundation Funds and Delaware Group Equity Funds V.
(c) In the event of termination of this Agreement pursuant to the provisions hereof, the same shall become void and have no further effect, and there shall not be any liability on the part of either

Delaware Group Foundation Funds or Delaware Group Equity Funds V or persons who are their trustees, officers, agents, or shareholders in respect of this Agreement.
(d) At any time prior to the Closing, any of the terms or conditions of this Agreement may be waived by either Delaware Group Foundation Funds or Delaware Group Equity Funds V, respectively (whichever is entitled to the benefit thereof).
(e) The respective representations, warranties, and covenants contained in Sections 4-8 hereof shall expire with, and be terminated by, the consummation of the Reorganization, and neither Delaware Group Foundation Funds nor Delaware Group Equity Funds V, nor any of their officers, trustees, agents, or shareholders shall have any liability with respect to such representations or warranties after the Closing.  This provision shall not protect any officer, trustee, agent, or shareholder of Delaware Group Foundation Funds or Delaware Group Equity Funds V against any liability to the entity for which that officer, trustee, agent, or shareholder so acts or to its shareholders to which that officer, trustee, agent, or shareholder would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties in the conduct of such office.
(f) If any order or orders of the Commission with respect to this Agreement shall be issued prior to the Closing and shall impose any terms or conditions that are determined by action of the Board of Trustees of Delaware Group Foundation Funds or Delaware Group Equity Funds V to be acceptable, such terms and conditions shall be binding as if a part of this Agreement without further vote or approval of the shareholders of the Acquired Fund, unless such further vote is required by applicable law or by mutual consent of the parties.
12.	Liability of Delaware Group Equity Funds V and Delaware Group Foundation Funds
(a) Each party acknowledges and agrees that all obligations of Delaware Group Equity Funds V under this Agreement are binding only with respect to the Acquiring Fund; that any liability of Delaware Group Equity Funds V under this Agreement with respect to the Acquiring Fund, or in connection with the transactions contemplated herein with respect to the Acquiring Fund, shall be discharged only out of the assets of the Acquiring Fund; that no other series of Delaware Group Equity Funds V shall be liable with respect to this Agreement or in connection with the transactions contemplated herein; and that neither Delaware Group Foundation Funds nor the Acquired Fund shall seek satisfaction of any such obligation or liability from the shareholders of Delaware Group Equity Funds V, the trustees, officers, employees, or agents of Delaware Group Equity Funds V, or any of them.
(b) Each party acknowledges and agrees that all obligations of Delaware Group Foundation Funds under this Agreement are binding only with respect to the Acquired Fund; that any liability of Delaware Group Foundation Funds under this Agreement with respect to the Acquired Fund, or in connection with the transactions contemplated herein with respect to the Acquired Fund, shall be discharged only out of the assets of the Acquired Fund; that no other series of Delaware Group Foundation Funds shall be liable with respect to this Agreement or in connection with the transactions contemplated herein; and that neither Delaware Group Equity Funds V nor the Acquiring Fund shall seek satisfaction of any such obligation or liability from the shareholders of Delaware Group Foundation Funds, the trustees, officers, employees, or agents of Delaware Group Foundation Funds, or any of them.
13. Cooperation and Exchange of Information; Reporting Responsibility
(a) Delaware Group Equity Funds V and Delaware Group Foundation Funds will provide each other and their respective representatives with such cooperation, assistance, and information as either of them reasonably may request of the other in filing any Tax Returns, amended return or claim for refund, determining a liability for Taxes, or in determining the financial reporting of any tax position, or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes.

Each party or their respective agents will retain for a period of six (6) years following the Closing all returns, schedules, and work papers and all material records or other documents relating to Tax matters and financial reporting of tax positions of the Acquired Fund and Acquiring Fund for its taxable period first ending after the Closing and for all prior taxable periods.
(b) Any reporting responsibility of the Acquired Fund is and shall remain the responsibility of the Acquired Fund, up to and including the Closing Date, and such later date on which the Acquired Fund is terminated including, without limitation, responsibility for (i) preparing and filing Tax Returns relating to Tax periods ending on or prior to the Closing Date (whether due before or after the Closing); and (ii)  preparing and filing other documents with the SEC, any state securities commission, and any Federal, state or local Tax authorities or any other relevant regulatory authority, except as otherwise is mutually agreed by the parties.
(c) After the Closing Date, Delaware Group Foundation Funds, on behalf of the Acquired Fund, shall or shall cause its agents to prepare any federal, state or local Tax Returns, including any Forms 1099, required to be filed by Acquired Fund with respect to its final taxable year ending with its complete liquidation and for any prior periods or taxable years and shall further cause such Tax Returns and Forms 1099 to be duly filed with the appropriate taxing authorities.
14.	Entire Agreement and Amendments
This Agreement embodies the entire Agreement between the parties and there are no agreements, understandings, restrictions, or warranties between the parties other than those set forth herein or herein provided for.  This Agreement may be amended only by mutual consent of the parties in writing.  Neither this Agreement nor any interest herein may be assigned without the prior written consent of the other party.
15.	Counterparts
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts together shall constitute but one instrument.
16. Notices
Any notice, report, or demand required or permitted by any provision of this Agreement shall be in writing and shall be deemed to have been given if delivered or mailed, first class postage prepaid, addressed to Delaware Group Foundation Funds or Delaware Group Equity Funds V at 2005 Market Street, Philadelphia, Pennsylvania  19103, Attention: Secretary.

17. Governing Law
This Agreement shall be governed by and carried out in accordance with the laws of the State of Delaware.
18. Effect of Facsimile Signature
A facsimile signature of an authorized officer of a party hereto on this Agreement and/or any transfer document shall have the same effect as if executed in the original by such officer.

[Signature Page Follows]

IN WITNESS WHEREOF, Delaware Group Foundation Funds and Delaware Group Equity Funds V have each caused this Agreement and Plan of Reorganization to be executed on its behalf by its duly authorized officers, all as of the day and year first-above written.
Delaware Group Foundation Funds, on behalf of Delaware Foundation Growth Allocation Fund

By:        /s/ Daniel V. Geatens

Name:   Daniel V. Geatens

Title:     Vice President

Delaware Group Equity Funds V, on behalf of Delaware Wealth Builder Fund
By:        /s/ Daniel V. Geatens

Name:   Daniel V. Geatens

Title:     Vice President

Solely for Purposes of Section 10
Delaware Management Company, a Series of Macquarie Investment Management Business Trust

By:        /s/ Daniel V. Geatens

Name:   Daniel V. Geatens

Title:     Vice President

Exhibit A

At the Closing, shareholders of the Acquired Fund will receive the corresponding class of shares of the Acquiring Fund as shown below:

Acquired Fund Share Class	Corresponding Acquiring Fund Share Class
Class A	Class A
Class C	Class C
Class R	Class R
Institutional Class	Institutional Class